Exhibit 5.1

[Letterhead of Reed Smith LLP]

December 20, 2013

Advaxis, Inc.

305 College Road East

Princeton, NJ 08540

Re:	Advaxis, Inc., Registration Statement on Form S-8 Filed on December 20, 2013

Ladies and Gentlemen:

We have acted as counsel to Advaxis, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 698,611 shares of common stock, par value $0.001 per share (the “Shares”), of the Company under the Company’s 2005 Stock Option Plan, 2009 Amended and Restated Stock Option Plan, 2011 Omnibus Incentive Plan, and 2011 Employee Stock Purchase Plan (collectively, the “Plans“).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Plans, the certificate of incorporation and bylaws of the Company, each as amended as of the date hereof, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the applicable Plans, including the grant agreements thereunder, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ REED SMITH LLP